Evoqua Water Technologies Reports Third Quarter 2019 Results
Third Quarter 2019 Financial Highlights:

•	Consolidated revenues of $360.3 million, an increase of 5.2% over the prior year period

•	Net income of $4.3 million compared to net income of $1.0 million in the prior year period

•	Adjusted EBITDA of $60.6 million, up 4.5% from the prior year period

PITTSBURGH -- Evoqua Water Technologies Corp. (NYSE:AQUA), an industry leader in mission-critical water treatment solutions, today reported results for its third quarter of fiscal 2019.
Revenues for the third quarter of fiscal 2019 were $360.3 million, an increase of $17.8 million, or 5.2%, from $342.5 million in the prior year period. Revenue growth for the quarter was primarily attributable to an increase in service and aftermarket revenues from organic and recently acquired businesses, partially offset by lower capital revenues in the period and the negative impact of foreign currency exchange rates.
Net income for the third quarter of fiscal 2019 was $4.3 million, an increase of $3.3 million, from net income of $1.0 million in the prior year period, resulting in diluted earnings per share (“EPS”) of $0.03 compared to $0.01 in the prior year period. Net income for the quarter includes increased income tax expense of $6.5 million over the prior year period based on the projected effective tax rate for the fiscal year.
Adjusted EBITDA was $60.6 million in the third quarter of fiscal 2019, an increase of $2.6 million, or 4.5%, from $58.0 million in the prior year period. The increase in Adjusted EBITDA for the third quarter of fiscal 2019 as compared to the prior year period was driven by increased revenues, favorable price/cost and mix driven by higher service volumes.
“We are pleased to report results in-line with expectations driven by strong service and aftermarket sales growth,” said Ron Keating, Evoqua’s CEO.  “Overall, third quarter sales were up 5.2% mostly due to service revenue growth of 14.5%.   Integrated Solutions and Services sales grew 7.7% and Applied Product Technologies sales were up 1.3% for the quarter.  Our order book continues to accelerate, growing faster than revenue, and we continue to see a robust pipeline of opportunities.  The two-segment realignment benefits are materializing as expected resulting in enterprise selling of our broad portfolio of technologies and services.  On a year-to-date basis, our order book is up low double digits.”
Mr. Keating continued, “We are reaffirming our 2019 guidance with expected revenues to be in the range of $1.38 billion to $1.44 billion and Adjusted EBITDA to be in the range of $220 million to $240 million. As global concerns arise around economic and environment challenges, we are seeing growing demand for our robust portfolio of sustainable solutions that leverages our vast service network, technologies and digital platform.”

Third Quarter Segment Results
For fiscal 2019, Evoqua has two reportable operating segments - Integrated Solutions and Services and Applied Product Technologies. The results of our segments for the third quarter are as follows:
Integrated Solutions and Services
The Integrated Solutions and Services segment provides tailored services and solutions in collaboration with our customers backed by life‑cycle services including on‑demand water, outsourced water, recycle / reuse and emergency response service alternatives to improve operational reliability, performance and environmental compliance. Key offerings within this segment also include equipment systems for industrial needs (influent water, boiler feed water, ultrahigh purity, process water, wastewater treatment and recycle / reuse), full-scale outsourcing of operations and maintenance, and municipal services, including odor and corrosion control services.
Segment revenues increased $16.1 million, or 7.7%, to $225.4 million in the third quarter of fiscal 2019 as compared to $209.3 million in the same period in the prior year. Organic revenues increased approximately 1.5% as compared to the same period in the prior year -

•	Service revenues grew $5.8 million, exclusive of acquisitions.

•
Aftermarket revenues increased, but were offset by reductions in capital revenues, leading to an overall decline of $2.9 million in product revenues, exclusive of acquisitions, primarily due to the timing of large capital projects in the power generation market.

•	Recently acquired businesses of ProAct and Isotope contributed $13.3 million of revenue compared to the same period in the prior year.
Operating profit increased $8.2 million, or 28.1%, to $37.4 million in the third quarter of fiscal 2019 as compared to $29.2 million in the same period of the prior year -

•
Segment profitability improved $8.8 million in the period driven by increased organic and acquisition related revenue volume, augmented by improved pricing, and favorable change in mix driven by the higher service volumes.

•
Profitability in the current year was also favorably impacted by the non-recurrence of $2.6 million of charges related to the achievement of earn-out targets associated with the Noble and ADI acquisitions that were reflected in the prior year results.

•
Negative drivers to segment profitability included $1.7 million of higher depreciation and amortization expense, primarily related to acquisitions and capital investment in service assets, as well as $1.5 million of additional operating expenses, partially derived from higher employment costs.

Segment Adjusted EBITDA increased $7.3 million, or 16.6%, to $51.4 million in the third quarter of fiscal 2019 as compared to $44.1 million in the same period in the prior year. The increase in segment Adjusted EBITDA resulted from the same factors which impacted operating profit, other than the change in depreciation and amortization, and for this segment also excludes -

•
Charges in the prior year of $2.6 million related to the achievement of earn-out targets associated with the Noble and ADI acquisitions. There were no comparable charges incurred in the same period of the current year.

Applied Product Technologies
The Applied Product Technologies segment provides a range of highly differentiated and scalable products and technologies specified by global water treatment designers, OEMs, engineering firms and integrators. Key offerings within this segment include filtration and separation, disinfection, wastewater solutions, anode and electrochlorination technology and aquatics technologies and solutions for the global recreational and commercial pool market.
Revenues increased by $1.7 million, or 1.3%, to $134.9 million in the third quarter of fiscal 2019, as compared to $133.2 million for the comparable period in the prior year -

•	Overall revenues increased $3.4 million in the period driven by aftermarket revenue growth, partially offset by declines in higher margin capital volume across multiple product lines.

•	The impact of foreign currency translation was a reduction to revenue of $3.1 million.

•	Recently acquired business ATG UV Technology Limited contributed $1.4 million of increased revenue.
Operating profit decreased $5.6 million, or 19.9%, to $22.5 million for the third quarter of fiscal 2019 from $28.1 million for the same period in the prior year -

•
The decrease in profitability was mainly due to a gain on the sale of land for $7.0 million which was recognized in the prior year period, whereas the segment only recognized a gain on the sale of property of $0.4 million in the current year period.

•	Other drivers of reduction in segment operating profit include the negative impact of foreign currency translation of $0.7 million and $0.3 million of higher depreciation expense.

•
Current year profitability was favorably impacted by $2.0 million related to the benefits of lower employment cost, higher volumes, favorable price/cost, and other lower costs considered in Adjusted EBITDA that are specific to the segment.

Segment Adjusted EBITDA decreased $0.6 million, or 2.2%, to $27.3 million in the third quarter of fiscal 2019 as compared to $27.9 million in the same period in the prior year. The decline in segment Adjusted EBITDA was driven by the same factors which impacted segment operating profit, other than the change from depreciation and amortization, and for this segment also excludes -

•
The impacts from product rationalization and facility consolidation, restructuring, costs associated with the remediation of a manufacturing defect caused by a third party vendor, and gain on sale of property in an aggregate amount of $0.4 million incurred during the period.

•
Similar activity incurred in the same period of the prior year that impacted Adjusted EBITDA for this segment included $1.1 million of restructuring and realignment costs, $1.6 million of costs associated with the manufacturing defect caused by a third party vendor, and a gain of $7.0 million on sale of land at our Windsor, Australia location.

Third Quarter Earnings Call and Webcast
The Company will hold its third quarter earnings conference call Tuesday, August 6, 2019, at 10:00 a.m. E.T. The live audio webcast and presentation slides for the call will be accessible via Evoqua’s Investor Relations website, http://aqua.evoqua.com/. The link to the webcast replay as well as the presentation slides will also be posted on Evoqua’s Investor Relations website.
About Evoqua Water Technologies
Evoqua Water Technologies is a leading provider of mission critical water and wastewater treatment solutions, offering a broad portfolio of products, services and expertise to support industrial, municipal and recreational customers who value water. Evoqua has worked to protect water, the environment and its employees for more than 100 years, earning a reputation for quality, safety and reliability around the world. Headquartered in Pittsburgh, Pennsylvania, the company operates in more than 160 locations across nine countries. Serving more than 38,000 customers and 200,000 installations worldwide, our employees are united by a common purpose: Transforming Water. Enriching Life.

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Revenue	$360,343	$342,475	$1,031,973	$973,215
Cost of product sales and services	(249,049)	(240,468)	(736,338)	(674,832)
Gross Profit	111,294	102,007	295,635	298,383
General and administrative expense	(49,525)	(56,961)	(152,571)	(140,767)
Sales and marketing expense	(31,959)	(33,888)	(103,546)	(102,459)
Research and development expense	(3,281)	(3,682)	(11,384)	(12,356)
Total operating expenses	(84,765)	(94,531)	(267,501)	(255,582)
Other operating income (expense), net	562	7,362	4,066	7,674
Interest expense	(14,842)	(12,370)	(43,759)	(40,423)
Income (loss) before income taxes	12,249	2,468	(11,559)	10,052
Income tax (expense) benefit	(7,959)	(1,433)	1,134	960
Net income (loss)	4,290	1,035	(10,425)	11,012
Net income attributable to non‑controlling interest	155	242	786	1,427
Net income (loss) attributable to Evoqua Water Technologies Corp.	$4,135	$793	$(11,211)	$9,585
Basic income (loss) per common share	$0.04	$0.01	$(0.10)	$0.08
Diluted income (loss) per common share	$0.03	$0.01	$(0.10)	$0.08

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	(Unaudited)
	June 30, 2019	September 30, 2018
ASSETS
Current assets	$565,088	$565,560
Cash and cash equivalents	61,122	82,365
Receivables, net	247,717	254,756
Inventories, net	161,020	134,988
Contract assets	70,018	69,147
Other current assets	25,211	24,304
Property, plant, and equipment, net	341,404	320,023
Goodwill	410,286	411,346
Intangible assets, net	323,321	340,408
Other non-current assets	31,356	26,280
Total assets	$1,671,455	$1,663,617
LIABILITIES AND EQUITY
Current liabilities	$281,696	$284,719
Accounts payable	137,480	141,140
Current portion of debt	12,661	11,555
Contract liabilities	32,312	17,652
Accrued expenses and other liabilities	89,273	97,672
Other current liabilities	9,970	16,700
Non‑current liabilities	1,026,168	1,016,882
Long‑term debt	935,507	928,075
Other non-current liabilities	90,661	88,807
Total liabilities	1,307,864	1,301,601
Shareholders’ equity
Common stock, par value $0.01: authorized 1,000,000 shares; issued 115,968 shares, outstanding 114,312 shares at June 30, 2019; issued 115,016 shares, outstanding 113,929 shares at September 30, 2018	1,154	1,145
Treasury stock: 1,656 shares at June 30, 2019 and 1,087 shares at September 30, 2018	(2,837)	(2,837)
Additional paid‑in capital	546,767	533,435
Retained deficit	(176,483)	(163,871)
Accumulated other comprehensive loss, net of tax	(8,207)	(9,017)
Total Evoqua Water Technologies Corp. equity	360,394	358,855
Non‑controlling interest	3,197	3,161
Total shareholders’ equity	363,591	362,016
Total liabilities and shareholders’ equity	$1,671,455	$1,663,617

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CASH FLOWS (Unaudited)
(In thousands)

	Nine Months Ended June 30,
	2019	2018
Operating activities
Net (loss) income	$(10,425)	$11,012
Reconciliation of net (loss) income to cash flows provided by operating activities:
Depreciation and amortization	71,397	61,924
Amortization of debt related costs (includes $0 and $2,994 write off of deferred financing fees)	1,916	4,926
Deferred income taxes	(4,115)	(8,072)
Share-based compensation	14,248	11,257
Gain on sale of property, plant and equipment	(588)	(6,507)
Foreign currency exchange losses (gains) on intercompany loans and other non-cash items	4,002	5,059
Changes in assets and liabilities	(22,078)	(42,811)
Net cash provided by operating activities	54,357	36,788
Investing activities
Purchase of property, plant and equipment	(63,948)	(54,569)
Purchase of intangibles	(4,775)	(1,536)
Proceeds from sale of property, plant and equipment	2,860	13,247
Proceeds from sale of business	—	430
Acquisitions, net of cash received of $2,073 and $28	(2,811)	(10,235)
Net cash used in investing activities	(68,674)	(52,663)
Financing activities
Issuance of debt, net of deferred issuance costs	15,965	3,394
Borrowings under credit facility	230,000	46,812
Repayment of debt	(238,908)	(154,752)
Repayment of capital lease obligation	(9,273)	(5,990)
Payment of earn-out related to previous acquisitions	(461)	(1,719)
Proceeds from issuance of common stock	341	137,605
Taxes paid related to net share settlements of share-based compensation awards	(1,248)	(7,767)
Stock repurchases	—	(230)
Cash paid for interest rate cap	(2,235)	—
Distribution to non‑controlling interest	(750)	(2,425)
Net cash (used in) provided by financing activities	(6,569)	14,928
Effect of exchange rate changes on cash	(357)	(1,000)
Change in cash and cash equivalents	(21,243)	(1,947)
Cash and cash equivalents
Beginning of period	82,365	59,254
End of period	$61,122	$57,307

Use of Non-GAAP Measures
Adjusted EBITDA
We use the non-GAAP financial measure “Adjusted EBITDA” in evaluating our past performance and future prospects. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax benefit (expense) and depreciation and amortization, adjusted for the impact of certain other items, including restructuring and related business transformation costs, purchase accounting adjustment costs, non-cash share-based compensation, sponsor fees, transaction costs and other gains, losses and expenses.
Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present Adjusted EBITDA, which is not a recognized financial measure under GAAP, because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results, because it excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses Adjusted EBITDA to supplement GAAP measures of performance as follows:

•
to assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance;

•	in our management incentive compensation which is based in part on components of Adjusted EBITDA;

•	in certain calculations under our senior secured credit facilities, which use components of Adjusted EBITDA;

•	to evaluate the effectiveness of our business strategies;

•	to make budgeting decisions; and

•	to compare our performance against that of other peer companies using similar measures.
In addition to the above, our chief operating decision maker uses EBITDA and Adjusted EBITDA of each reportable operating segment to evaluate the operating performance of such segments. EBITDA and Adjusted EBITDA of the reportable operating segments does not include certain charges that are presented within corporate activities. These charges include certain restructuring and other business transformation charges that have been incurred to align and reposition the Company to the current reporting structure, acquisition related costs (including transaction costs, integration costs and recognition of backlog intangible assets recorded in purchase accounting) and share-based compensation charges.
You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

The following is a reconciliation of our Net income (loss) to Adjusted EBITDA (unaudited):

	Three Months Ended June 30,		Nine Months Ended June 30,
(In millions)	2019	2018	2019	2018
Net income (loss)	$4.3	$1.0	$(10.4)	$11.0
Income tax expense (benefit)	7.9	1.4	(1.2)	(1.0)
Interest expense	14.9	12.4	43.8	40.4
Operating profit	27.1	14.8	32.2	50.4
Depreciation and amortization	24.1	21.6	71.4	62.0
EBITDA	51.2	36.4	103.6	112.4
Restructuring and related business transformation costs (a)	4.5	8.9	18.5	25.3
Share-based compensation (b)	5.0	4.4	14.3	11.3
Sponsor fees (c)	—	—	—	0.3
Transaction costs (d)	1.0	4.7	5.5	6.0
Other (gains) losses and expenses (e)	(1.1)	3.6	13.8	0.4
Adjusted EBITDA	$60.6	$58.0	$155.7	$155.7

(a)	Represents:

(i)
costs and expenses in connection with various restructuring initiatives since our acquisition, through our wholly-owned entities, EWT Holdings II Corp. and EWT Holdings III Corp., of all of the outstanding shares of Siemens Water Technologies, a group of legal entity businesses formerly owned by Siemens Aktiengesellschaft, on January 15, 2014 (the “AEA Acquisition”), including severance costs, relocation costs, recruiting expenses, write-offs of inventory and fixed assets and third‑party consultant costs to assist with these initiatives. This includes:

(A)
$0.3 million for the nine months ended June 30, 2018, (all of which is reflected as a component of Restructuring charges in Note 13, “Restructuring and Related Charges” to our Unaudited Consolidated Financial Statements to be included in our Quarterly Report on Form 10-Q for the three months ended June 30, 2019 (the “Restructuring Footnote”)) related to our voluntary separation plan pursuant to which approximately 220 employees accepted separation packages;

(B)
$0.6 million and $1.3 million for the three and nine months ended June 30, 2019, respectively, reflected as components of Cost of product sales and services (“Cost of sales”) ($0.2 million and $0.7 million for the three and nine month periods, respectively) and G&A expense ($0.4 million and $0.6 million for the three and nine month periods, respectively) (all of which is reflected in the Restructuring Footnote); and $1.7 million and $7.1 million for the three and nine months ended June 30, 2018, respectively, reflected as components of Cost of sales ($0.6 million and $2.2 million for the three and nine month periods, respectively), R&D expense ($0.1 million and $0.6 million for the three and nine month periods, respectively), S&M expense ($0.5 million for the nine month period) and G&A expense ($1.0 million and $3.8 million for the three and nine month periods, respectively) (all of which is reflected in the Restructuring Footnote) related to various other initiatives implemented to restructure and reorganize our business with the appropriate management team and cost structure); and

(C)
$2.9 million and $9.9 million for the three and nine months ended June 30, 2019, respectively, (of which $9.3 million for the nine month period is reflected in the Restructuring Footnote), reflected as components of Cost of sales ($1.4 million and $4.1 million for the three and nine month periods, respectively), S&M expense ($0.3 million and $0.9 million for the three and nine month periods, respectively) and G&A expense ($1.2 million and $4.8 million for the three and nine month periods, respectively) related to the Company’s transition from a three-segment structure to a two-segment operating model designed to better serve the needs of customers worldwide;

(ii)
legal settlement costs and intellectual property related fees associated with legacy matters prior to the AEA Acquisition, including fees and settlement costs related to product warranty litigation on MEMCOR® products and certain discontinued products ($0.3 million and $0.9 million for the three and nine months ended June 30,

2019, respectively, reflected as components of Cost of sales ($0.1 million and $0.2 million for the three and nine month periods, respectively) and G&A expense ($0.3 million and $0.8 million for the three and nine month periods, respectively); and $1.0 million and $2.0 million for the three and nine months ended June 30, 2018, respectively, reflected as components of Cost of sales ($0.7 million and $1.1 million for the three and nine month periods, respectively) and G&A expense ($0.3 million and $0.9 million for the three and nine month periods, respectively);

(iii)
expenses associated with our information technology and functional infrastructure transformation, including activities to optimize information technology systems and functional infrastructure processes ($1.2 million and $6.3 million for the three and nine months ended June 30, 2019, respectively, primarily reflected as components of Cost of sales ($0.3 million and $0.4 million for the three and nine month periods, respectively) and G&A expense ($0.9 million and $5.9 million for the three and nine month periods, respectively); and $5.5 million and $10.2 million for the three and nine months ended June 30, 2018, respectively, primarily reflected as components of Cost of sales ($1.0 million and $3.3 million for the three and nine month periods, respectively), G&A expense ($4.1 million and $6.5 million for the three and nine month periods, respectively) and Other operating expense ($0.4 million for both the three and nine month periods, respectively)); and

(iv)
costs associated with our IPO and secondary offering as well as costs incurred by us in connection with establishment of our public company compliance structure and processes, including consultant costs, ($0.3 million expense reduction and $0.2 million expense for the three and nine months ended June 30, 2019, respectively, all reflected as a component of G&A expense; and $0.6 million and $5.6 million for the three and nine months ended June 30, 2018, respectively, all reflected as a component of G&A expense).

(b)
Represents non‑cash share‑based compensation expenses related to equity awards. See “Note 16. Share-Based Compensation” to our Unaudited Consolidated Financial Statements to be included in our Quarterly Report on Form 10-Q for the three months ended June 30, 2019.

(c)
Represents management fees paid to AEA pursuant to the management agreement. Pursuant to the management agreement, AEA provided advisory and consulting services to us in connection with the AEA Acquisition, including investment banking, due diligence, financial advisory and valuation services. AEA also provided ongoing advisory and consulting services to us pursuant to the management agreement. In connection with the IPO, the management agreement was terminated. See “Note 18. Related-Party Transactions” to our Unaudited Consolidated Financial Statements to be included in our Quarterly Report on Form 10-Q for the three months ended June 30, 2019 for further detail.

(d)
Represents expenses associated with acquisition and divestiture related activities and post‑acquisition integration costs and accounting, tax, consulting, legal and other fees and expenses associated with acquisition transactions ($1.0 million and $5.5 million for the three and nine months ended June 30, 2019, primarily reflected as components of Cost of sales ($0.1 million and $1.4 million for the three and nine month periods, respectively) and G&A expense ($0.9 million and $4.1 million for the three and nine month periods, respectively) and $4.6 million and $6.0 million for the three and nine months ended June 30, 2018, respectively, primarily reflected as components of G&A expense).

(e)	Represents:

(i)
impact of foreign exchange gains and losses ($1.2 million gain and $3.8 million loss for the three and nine months ended June 30, 2019, respectively, and $8.8 million loss and $5.2 million loss for the three and nine months ended June 30, 2018, respectively);

(ii)	foreign exchange impact related to headquarter allocations ($0.3 million gain for the nine months ended June 30, 2018);

(iii)
expenses on disposal related to maintaining non-operational business locations ($0.1 million expense reduction and $0.5 million expense for the three and nine months ended June 30, 2019, respectively and $0.5 million and $1.2 million for the three and nine months ended June 30, 2018, respectively);

(iv)
expenses incurred by the Company related to the remediation of manufacturing defects caused by a third party vendor for which the Company is seeking restitution ($0.4 million and $1.7 million for the three and nine months ended June 30, 2019, respectively, all reflected as a component of Cost of sales and $1.6 million for both the three and nine months ended June 30, 2018, respectively, all reflected as a component of Cost of sales);

(v)
charges incurred by the Company related to product rationalization in its electro-chlorination business ($0.3 million and $3.2 million for the three and nine months ended June 30, 2019, respectively, all reflected as a component of Cost of sales);

(vi)
gain on the sale of property ($0.4 million for both the three and nine months ended June 30, 2019, respectively, all reflected as a component of Other operating income) and gain on the sale of assets related to the disposition of land at our Windsor, Australia location ($7.0 million for both the three and nine months ended June 30, 2018, respectively, all reflected as a component of Other operating income); and

(vii)
expenses incurred by the Company related to the write-off of inventory in its aquatics business associated with product rationalization and facility consolidation ($0.1 million expense reduction and $5.0 million expense for the three and nine months ended June 30, 2019, respectively, all reflected as a component of Cost of sales).

(f)    Immaterial rounding differences may be present in the data above.
Adjusted EBITDA on a segment basis is defined as earnings before interest expense, income tax benefit (expense) and depreciation and amortization, adjusted for the impact of certain other items that have been reflected at the segment level. The following is a reconciliation of our segment operating profit to Adjusted EBITDA:

	Three Months Ended June 30,
	2019		2018
(In millions)	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies
Operating Profit	$37.4	$22.5	$29.2	$28.1
Depreciation and amortization	14.0	4.4	12.3	4.1
EBITDA	$51.4	$26.9	$41.5	$32.2
Restructuring and related business transformation costs (a)	—	0.2	—	1.1
Transaction costs (b)	—	—	2.6	—
Other losses (gains) and expenses (c)	—	0.2	—	(5.4)
Adjusted EBITDA	$51.4	$27.3	$44.1	$27.9

	Nine Months Ended June 30,
	2019		2018
(In millions)	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies
Operating Profit	$102.3	$38.4	$97.9	$60.3
Depreciation and amortization	42.3	13.1	34.9	12.0
EBITDA	$144.6	$51.5	$132.8	$72.3
Restructuring and related business transformation costs (a)	0.4	0.7	—	1.1
Transaction costs (b)	0.5	0.7	2.6	—
Other losses (gains) and expenses (c)	0.1	9.6	—	(5.4)
Adjusted EBITDA	$145.6	$62.5	$135.4	$68.0

(a)
Represents costs and expenses in connection with restructuring initiatives distinct to our Integrated Solutions and Services and Applied Product Technologies segments, respectively, incurred in the three and nine months ended June 30, 2019 and 2018, respectively. Such expenses are primarily composed of severance and relocation costs.

(b)
Represents costs associated with a change in the current estimate of certain acquisitions achieving their earn-out targets, which resulted in an increase to the fair valued amount of the earn-out recorded upon the acquisitions in the nine months ended June 30, 2019 and in the three and nine months ended June 30, 2018, distinct to our Integrated Solutions and Services and Applied Product Technologies segments.

(c)	Represents:

(i)
expenses incurred by the Company, distinct to our Integrated Solutions and Services segment, related to maintaining non-operational business locations ($0.1 million for the nine months ended June 30, 2019);

(ii)
expenses incurred by the Company, distinct to our Applied Product Technologies segment, as a result of product rationalization in our electro-chlorination business ($0.3 million and $3.2 million for the three and nine months ended June 30, 2019, respectively) and the remediation of manufacturing defects caused by a third party vendor for which the Company is seeking restitution ($0.4 million and $1.7 million for the three and nine months ended June 30, 2019, respectively, and $1.6 million for both the three and nine ended June 30, 2018, respectively);

(iii)
gain on the sale of property, distinct to our Applied Product Technologies segment ($0.4 million for both the three and nine months ended June 30, 2019, respectively, all reflected as a component of Other operating income) and gain on the sale of assets related to the disposition of land at our Windsor, Australia location, distinct to our Applied Product Technologies segment ($7.0 million for both the three and nine months ended June 30, 2018, respectively, all reflected as a component of Other operating income); and

(iv)
expenses incurred by the Company, distinct to our Applied Product Technologies segment, as a result of the provision for write-off of inventory in the aquatics business associated with product rationalization and facility consolidation ($0.1 million expense reduction and $5.0 million expense for the three and nine ended June 30, 2019, respectively).

(d)    Immaterial rounding differences may be present in the data above.
Net Sales Growth by Driver
The following is a reconciliation of net sales growth by driver for the three months ended June 30, 2019. Organic revenue growth is defined as the year-over-year rate of change in revenues excluding the impact of foreign exchange, acquisitions and divestitures.

	Q3 FY19 Net Sales Growth % Change
	GAAP Reported	Currency	Acquisitions/ Divestitures	Organic
Evoqua Water Technologies	5.2%	(1.1)%	4.3%	2.0%
Integrated Solutions & Services	7.7%	(0.2)%	6.4%	1.5%
Applied Product Technologies	1.3%	(2.3)%	1.1%	2.5%
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements, or could affect our share price. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include among other things, general global economic and business conditions; our ability to execute projects in a timely manner; our ability to accurately predict the timing of contract awards; material and other cost inflation and our ability to mitigate the impact of inflation by increasing selling prices and improving our productivity efficiencies; our ability to achieve the expected benefits of our restructuring actions and restructuring of our business into two segments; our ability to compete successfully in our markets; our ability to continue to develop or acquire new products, services and solutions and adapt our business to meet the demands of our customers, comply with changes to government regulations and achieve market acceptance with acceptable margins; our ability to implement our growth strategy, including acquisitions and our ability to identify suitable acquisition targets; our ability to operate or integrate any acquired businesses, assets or product lines profitably or otherwise successfully implement our growth strategy; delays in enactment or repeals of environmental laws and regulations; the potential for us to become subject to claims relating to handling, storage, release or disposal of hazardous materials; risks associated with product defects and unanticipated or improper use of our products; the potential for us to incur liabilities to customers as a result of warranty claims or failure to meet performance guarantees; our ability to meet our customers’ safety standards or the potential for adverse publicity affecting our reputation as a result of incidents such as workplace accidents, mechanical failures, spills, uncontrolled discharges, damage to customer or third-party property or the transmission of contaminants or diseases; litigation, regulatory or enforcement actions and reputational risk as a result of the nature of our business or our participation in large-scale projects; seasonality of sales and weather conditions; risks related to government customers, including potential challenges to our government contracts or our eligibility to serve government customers; the potential for our contracts with federal, state and local governments to be terminated or adversely modified prior to completion; risks related to foreign, federal, state and local environmental, health and safety laws and regulations and the costs associated therewith; risks associated with international sales and operations, including our operations in China; our ability to adequately protect our intellectual property from third-party infringement; our increasing dependence on the continuous and reliable operation of our information technology systems; risks related to our substantial indebtedness; our need for a significant amount of cash, which depends on many factors beyond our control; AEA’s influence over us; and other factors described in the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018 and in other periodic reports we file with the SEC. All statements other than statements of historical fact included in this press release are forward-looking statements including, but not limited to, expectations for fiscal 2019, statements regarding our two-segment restructuring actions, and expected restructuring charges and cost savings for fiscal 2019 and beyond. Additionally, any forward looking statements made in this press release speak only as of the date of this release. We undertake no obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements made herein, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.
Contacts
Investors
Dan Brailer
Vice President, Investor Relations
Evoqua Water Technologies
Telephone: 724-720-1605
Email: dan.brailer@evoqua.com

Media
Lisa Marchewka
Vice President, Brand and Strategy
Evoqua Water Technologies
Telephone: 978-614-7219
Email: lisa.marchewka@evoqua.com